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THE KOREA FUND, INC.
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THE KOREA FUND, INC.
April 5, 2007
ISS Recommends that Korea Fund Stockholders Vote “For”
All Board Proposals at the April 11 Special Meeting
Dear Korea Fund Stockholder:
I apologize for contacting you again on this matter, but we are now in the final throes of seeking stockholders’ support for The Korea Fund’s Special Meeting on April 11, 2007. I shall attend the Special Meeting and invite you to contact me by email (julianreid@btopenworld.com) with any queries you may have. If you have already responded to our previous communications, thank you for taking the time to vote, and I apologize for this additional communication. I am sure you appreciate the facilitation that a quorum at the Special Meeting provides your fund.
Institutional Shareholder Services (ISS) has recommended that Fund stockholders vote “FOR” all Board proposals at the Special Meeting scheduled for April 11. ISS is the leading independent U.S. proxy advisory firm, and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.
At the April 11 Special Meeting, Fund holders will be voting to approve proposals relating to: (1) a new investment management agreement for the Fund with RCM Capital Management LLC (RCM SF), (2) a new sub-advisory agreement between RCM SF and RCM Asia Pacific Limited, and (3) the issuance of Fund shares at a price below net asset value in connection with a capital gains distribution payable in Fund shares (or in cash at the election of the holder).
The Fund’s Board has recommended that stockholders vote “For” all proposals.
Stockholders who have not yet voted are urged to review the proxy material previously sent to them and to sign, date and return their proxy cards or to vote by Internet or toll-free telephone pursuant to instructions enclosed with their cards. Your vote is important. Please make certain we receive your vote prior to the April 11th Special Meeting.
Holders who need assistance in voting their shares may contact Morrow & Co., the Fund’s proxy solicitor, at (800) 607-0088.
Thank you for taking the time to vote.
Sincerely,
Julian Reid
Chairman of the Board,
On behalf of the full Board